Exhibit 4.2

FORM OF 6.05% CAPITAL SECURITIES DUE 2067

THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) OR A NOMINEE OF THE DEPOSITORY. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (55 WATER STREET, NEW YORK, NEW YORK) TO LINCOLN NATIONAL CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LINCOLN NATIONAL CORPORATION

6.05% Capital Securities due 2067

No.	$
CUSIP No. 534187 AU3

LINCOLN NATIONAL CORPORATION, a corporation organized and existing under the laws of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                      on April 20, 2067 (the “Maturity Date”). Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day except that if such Business Day is in the next succeeding calendar month then the Maturity Date will be the immediately preceding day which is a Business Day. The Company further promises to pay interest on said principal sum from March 13, 2007 or from the most recent interest payment date to which interest has been paid or duly provided for. Until April 20, 2017 or earlier redemption (the “Fixed Rate Period”), each outstanding Capital Security will bear interest at the per annum rate of 6.05% (the “Fixed Rate”) payable (subject to the interest deferral provisions of the Fifth Supplemental

\Junior Subordinated Indenture) semi-annually in arrears on April 20 and October 20 of each year (each such date, an “Interest Payment Date”), commencing on October 20, 2007, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such interest rate, compounded semi-annually. Interest payments in respect of Interest Payment Periods during the Fixed Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date or the date of redemption, as the case may be, provided, however, that the amount of interest payable for the last Interest Payment Period of the Fixed Rate Period shall be determined from and including the penultimate Interest Payment Date in the Fixed Rate Period to but not including April 20, 2017, regardless of whether or not April 20, 2017 is a Business Day. The amount of interest payable for any full Interest Payment Period during the Fixed Rate Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month. From April 20, 2017 (or, if April 20, 2017 is not a Business Day, the first Business Day thereafter) up to but not including the Maturity Date or earlier redemption (the “Floating Rate Period”), the Capital Securities will bear interest at the per annum rate of 3-Month LIBOR plus a margin equal to 2.04% (the “Floating Rate”), payable quarterly on January 20, April 20, July 20 and October 20. Interest payments in respect of Interest Payment Periods during the Floating Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the date of redemption or the Maturity Date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point. If any Interest Payment Date during the Fixed Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, and if any Interest Payment Date during the Floating Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if during the Floating Rate Period such Business Day is in the next succeeding calendar month, then such Interest Payment Date will be the immediately preceding Business Day. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name this Capital Security is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the Capital Securities will not continue to remain in book-entry form or are not in the form of a Global Certificate, the record date for each Interest Payment Date shall be the first day of the month in which such Interest Payment Date occurs. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date, and may be paid to the Person in whose name this Capital Security is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Capital Securities not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Capital Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest (including Compounded Interest) on this Capital Security shall be payable at the office or agency of the Trustee, or any other Person authorized by the Company to act as the Paying Agent, maintained for that purpose in the United States, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.

The indebtedness evidenced by this Capital Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Capital Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Capital Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

Reference is hereby made to the further provisions of this Capital Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Capital Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Lincoln National Corporation has caused this instrument to be duly executed under its corporate seal.

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Attest:
Name:
Title:

Dated:

Dated:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Authorized Officer

[REVERSE OF DEBENTURE]

This Debenture is one of a duly authorized issue of securities of the Company (herein called the “Capital Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of May 1, 1996 (herein called the “Base Indenture”), as supplemented by a Fourth Supplemental Junior Subordinated Indenture, dated as of November 1, 2006 (the “Fourth Supplemental Junior Subordinated Indenture”), and the Fifth Supplemental Junior Subordinated Indenture, dated as of March 13, 2007 (the “Fifth Supplemental Junior Subordinated Indenture” and, together with the Fourth Supplemental Junior Subordinated Indenture and the Base Indenture as so supplemented the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, National Association, and The First National Bank of Chicago), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Capital Securities, and of the terms upon which the Capital Securities are, and are to be, authenticated and delivered. This Capital Security is one of the series designated on the face hereof, limited in aggregate principal amount to $500,000,000.

All terms used in this Capital Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Notwithstanding the provisions of Article XI of the Base Indenture, the Company shall have the right, at its option, to redeem the Capital Securities for cash, in whole or in part, on or after April 20, 2017 at a cash redemption price equal to the Par Redemption Amount; provided that if the Capital Securities are not redeemed in whole, at least $50,000,000 aggregate principal amount of the Capital Securities (excluding any Capital Securities held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption. Prior to April 20, 2017, the Company shall have the right, at its option, to redeem the Capital Securities in whole but not in part, including, but not limited to, upon the occurrence of a Tax Event or a Rating Agency Event, at a cash redemption price of the greater of (i) the Par Redemption Amount and (ii) the Make-Whole Redemption Amount. With respect to any redemption of Capital Securities as a result of a Tax Event or Rating Agency Event, the date fixed for such redemption will be within 180 days following the occurrence of such Tax Event or Rating Agency Event; provided, however, that if at that time the Company is able to eliminate, within the 180-day period, the Tax Event or the Rating Agency Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Company or the Holders of the Capital Securities, the Company will pursue such action in lieu of redemption. The Company will have no right or obligation to redeem the Capital Securities while pursuing such measure.

Any redemption will be made upon not less than fifteen days nor more than sixty days notice before the date fixed for redemption to the registered Holder of the Capital Securities. If the Capital Securities are to be redeemed in part, the Capital Securities will be redeemed pro rata or by lot or by any other method utilized by the

Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided herein shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Capital Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Capital Securities. Each such notice given to a Holder shall state: (i) the date of redemption; (ii) the redemption price; (iii) that the Capital Securities are being redeemed pursuant to the Indenture or the terms of the Capital Securities together with the facts permitting such redemption; (iv) if less than all outstanding Capital Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular capital securities to be redeemed; (v) the place or places where the Capital Securities are to be redeemed; and (vi) that interest on the Capital Securities to be redeemed will cease to accrue on the date of redemption. Notwithstanding the foregoing, if the Capital Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Capital Securities at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 p.m., New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Capital Securities or any portion thereof which are to be redeemed on that date.

If any notice of redemption has been given as provided herein, the Capital Securities or portion of the Capital Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Capital Securities to be redeemed shall cease to bear interest. If any Capital Securities called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such Capital Securities shall, until paid, bear interest from the date of redemption at the Coupon Rate. On presentation and surrender of such Capital Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of any Capital Securities redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new Capital Securities of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Capital Securities so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new Capital Securities will also be a new Global Security.

The Capital Securities are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Capital Securities of this series shall occur and be continuing, the principal of the Capital Securities of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Capital Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Capital Security shall be conclusive and binding upon such Holder and upon all future Holders of this Capital Security and of any Capital Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Capital Security.

So long as no Event of Default or Trigger Event has occurred and is continuing under the Indenture, the Company may elect at any time during the term of the Capital Securities, and from time to time, to defer one or more payments of interest on such Capital Securities (an “Optional Deferral” and any such deferred interest, “Optionally Deferred Interest”) for up to five years (excluding any time an Optional Deferral is suspended pursuant to Section 4.3 of the Fifth Supplemental Junior Subordinated Indenture). During any period of Optional Deferral (an “Optional Deferral Period”), the Company may pay Optionally Deferred Interest out of any source of funds. Optionally Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, on each Interest Payment Date, to the extent permitted by applicable law, at the applicable Coupon Rate. If Optional Deferral has continued beyond the Fifth Deferral Anniversary (as defined in Section 6.3 of the Fifth Supplemental Junior Subordinated Indenture), then the provisions of Section 6.3 of the Fifth Supplemental Junior Subordinated Indenture will apply, and the Company must (except upon an Event of Default with respect to the Capital Securities) make Commercially Reasonable Efforts to sell certain Qualifying Securities. If such efforts are successful, the Company must pay Optionally Deferred Interest out of the net proceeds from the sale of such Qualifying Securities on the next succeeding Interest Payment Date following the Fifth Deferral Anniversary, but if the provisions of Section 6.3 of the Fifth Supplemental Junior Subordinated Indenture apply the Company cannot pay such Optionally Deferred Interest from sources other than the net proceeds from the sale of such Qualifying Securities. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.2 of the Fifth Supplemental Junior Subordinated Indenture will apply. There is no limit on the number of Optional Deferral Periods that the Company may begin.

The Company shall provide a notice of any Optional Deferral no more than sixty and no fewer than fifteen days prior to the relevant Interest Payment Date. Subject to Section 4.2(b) of the Fifth Supplemental Junior Subordinated Indenture, a notice of Optional Deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered an Optional Deferral, unless a Trigger Event has occurred as of the thirtieth day prior to such Interest Payment Date.

By not later than the fifteenth day prior to each Interest Payment Date during a Trigger Period, the Company will give notice of the continuance of such Trigger Period to the Holders of the Capital Securities. Such notice will, depending on which condition is relied upon in determining that a Trigger Event has occurred, set forth either (x) the Covered Life Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Shareholders’ Equity Amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than pursuant to Section 6.3 of the Fifth Supplemental Junior Subordinated Indenture to resume.

If and to the extent that a Trigger Event has occurred and is continuing, and regardless of any notice of Optional Deferral that has been previously delivered, the Company may pay interest on the Capital Securities (other than any interest that had accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary and prior to the occurrence of a Trigger Event, which may remain unpaid or be paid out of any source of funds) only to the extent that such interest is paid in accordance with Section 6.3 of the Fifth Supplemental Junior Subordinated Indenture. Any interest that is accrued and unpaid during a period when a Trigger Event has occurred and is continuing (a “Trigger Period”) will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the applicable Coupon Rate.

In the event that a Trigger Period is no longer continuing and at the termination of the Trigger Period there is no unpaid interest from an Optional Deferral Period that had continued beyond the Fifth Deferral Anniversary, the Company may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any unpaid interest, together with any Compounded Interest, that accrued during the continuance of a Trigger Period may only be satisfied in accordance with the provisions of Section 6.3 of the Fifth Supplemental Junior Subordinated Indenture, except upon an Event of Default; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity or redemption of the Capital Securities, except for Foregone Interest if certain events of bankruptcy, insolvency or receivership, whether voluntary or not, occur with respect to the Company prior to the maturity or redemption of the Capital Securities.

During such Trigger Period, the restrictions on interest payments from sources other than the Alternative Coupon Satisfaction Mechanism will continue until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists as of the thirtieth day prior to an Interest Payment Date. In addition, in the case of a restriction arising under clause (ii) of the definition of “Trigger Event,” such restrictions will continue until neither of the conditions in clauses (i) and (ii) of the definition of

“Trigger Event” exists as of the thirtieth day prior to an Interest Payment Date and the Company’s Adjusted Shareholders’ Equity Amount has increased or has declined by less than 10%, in either case as compared to the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter for each Interest Payment Date as to which interest payment restrictions were imposed under clause (ii) of the definition of “Trigger Event” and Section 4.3(a) of the Fifth Supplemental Junior Subordinated Indenture.

The Company may not pay on any Interest Payment Date interest that has accrued on any Capital Security during the Interest Payment Period immediately preceding such Interest Payment Date, unless the Company pays therewith all Optionally Deferred Interest at such time outstanding on such Capital Security. The foregoing covenant shall not be construed to limit the ability of the Holders of the Capital Securities to recover amounts in case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceeding affecting the Company and its property.

Each Holder of a Capital Security, by such Holder’s acceptance thereof, agrees that in certain events of the Company’s bankruptcy, insolvency or receivership prior to the maturity or redemption of any Capital Securities, whether voluntary or not, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Coupon Satisfaction Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds 25% of the outstanding principal amount of such Capital Security in respect of which such interest was deferred.

Except as provided in the immediately preceding paragraph and Article XI of the Fifth Supplemental Junior Subordinated Indenture, no reference herein to the Indenture and no provision of this Capital Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Capital Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Capital Security is registrable in the Securities Register, upon surrender of this Capital Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Capital Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Capital Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Capital Security is registered as the owner hereof for all purposes, whether or not this Capital Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Capital Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This Global Security is exchangeable for Capital Securities in definitive form only under certain limited circumstances set forth in the Indenture. Capital Securities so issued are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, Capital Securities are exchangeable for a like aggregate principal amount of Capital Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Capital Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Company agrees and, by its acceptance of this Capital Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Capital Security agrees to treat this Capital Security as indebtedness for United States federal, state and local tax purposes.

THE INDENTURE AND THIS CAPITAL SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

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